Exhibit 99

For Immediate Release: March 15, 2007	NEWS RELEASE

Telkonet Acquires Smart Systems International
Combined Company to Deliver Industry-Leading Energy Management Solution Capable of Delivering 30% Energy Savings
Stock and Cash Deal Worth $7 Million

Germantown, MD, Telkonet, Inc. (AMEX: TKO), the leader in providing in-building broadband access over existing electrical wiring, today announced that the Company has completed the acquisition of Smart Systems International (SSI), a leading technology manufacturer of in-room energy management systems for the hospitality industry. The Company acquired substantially all the assets of SSI for $7,000,000 comprised of cash and Company common stock.

SSI’s patented energy management technology eliminates wasted energy from heating and cooling unoccupied rooms, constantly adjusting the temperature based on current room conditions. It evaluates how far the temperature can drift for maximum energy savings, while ensuring the room will always be minutes away from the occupant’s comfort setting range. This patented drift/drive function guarantees occupant comfort while saving valuable energy.

Telkonet plans to integrate the two company’s products, using the Telkonet iWire System™ to provide a cost-effective, easy-to-install broadband platform to network all the energy-related components. Telkonet’s system will create a web-based Enterprise Energy Management System, enabling remote energy management, monitoring and analysis. This powerful, comprehensive energy management system will offer the hospitality industry an economical, efficient approach to reducing energy consumption by up to 30% − a significant savings.

Bill Dukes, President and CEO of SSI, stated, “The marriage of SSI and Telkonet’s technology creates unrivaled synergies that will effectively enable us to provide the hospitality industry with expanded, feature-rich energy management capabilities, such as peak load management programs, among other benefits. We are excited about the endless possibilities created by the combination of SSI and Telkonet; together we will fulfill and exceed our customers’ energy management needs.”

Ron Picket, President and CEO of Telkonet, added, “Both Telkonet and SSI are passionate about providing a robust, hassle-free, cost-effective and efficient energy management solution. Our two companies combine best-of-breed of technologies - broadband networking and energy management - to provide our customers with a comprehensive and proven approach to energy management.”

In addition to over 60,000 product installations in the hospitality industry, SSI’s solutions are widely distributed by several energy services companies who are engaged with various power utilities’ energy-efficiency programs. To help hotels and motels reduce electricity usage, the

(more)

Contacts: Michael Porter President Porter, LeVay & Rose, Inc. 212.564.4700 mike@plrinvest.com www.plrinvest.com Harrison G. Wise Rubenstein Public Relations 212.843.8001 hwise@rubensteinpr.com companies are purchasing SSI’s energy management systems to provide to lodging owners, offering free energy-saving retrofits designed to eliminate the wasteful use of in-room air-conditioning and heating units.

Telkonet assumed certain purchase orders relating to a major utility energy management initiative through two select providers. The current order backlog amounts to approximately $500,000 and the estimated remaining program value amounts to $3,000,000. Since entering the initial letter of intent to acquire the assets of SSI, the Telkonet regional sales organization has been pre-marketing and testing the value of the new service offering. As a result, to-date, over $3,000,000 of new proposals are pending, with one trial already installed and under evaluation.

About Smart Systems International
Smart Systems International is a technology and manufacturing leader of in-room energy controls for the lodging industry. Founded in 1992, the company is committed to providing quality products, integrated solutions to energy management and extraordinary service and support to its valued customers. The company leads the market with in-room energy management systems that are currently installed in hotels, motels, large resorts, office buildings, military bases and school districts throughout the country. For more information, go to www.2getsmart.com.

About Telkonet
Telkonet develops and markets technology for the high-speed transmission of secure voice, video and data communications over in-premise and shipboard electrical wiring. The revolutionary Telkonet iWire System utilizes proven powerline communications (PLC) technology to deliver commercial high-speed broadband access from an IP "platform" that is easy to deploy, reliable and cost-effective by leveraging a building's existing electrical infrastructure. Telkonet's products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet "platform" include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video teleconferencing, IP surveillance and a host of other IT services. For more information, please visit www.telkonet.com.